EXHIBIT 2.1
CERTIFICATE OF CONVERSION
FROM A CORPORATION TO A LIMITED LIABILITY COMPANY
PURSUANT TO SECTION 266 OF THE DELAWARE GENERAL CORPORATION LAW
     1. The name of the corporation is Block Financial Corporation.
     2. The date on which the original Certificate of Incorporation was filed with the Secretary of State was May 19, 1992.
     3. The name of the limited liability company into which the corporation is herein being converted is Block Financial LLC.
     4. This Certificate of Conversion shall be effective on January 1, 2008.
     5. The conversion has been approved in accordance with the provisions of Section 266.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion this 19th day of December, 2007.

By:	/s/ Bret G. Wilson
Bret G. Wilson
Secretary